UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

 (Date of earliest event reported)

December 10, 2014

DigiPath, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

000-54239	27-3601979
(Commission File Number)	(IRS Employer Identification No.)

6450 Cameron St Suite 113

Las Vegas, NV 89118

(Address of Principal Executive Offices and zip code)

(702) 527-2060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Agreements with W-Net, Inc. and W-Net Fund I LP

On December 10, 2014, DigiPath, Inc. (the “Registrant”) entered into a Consulting, Confidentiality and Proprietary Rights Agreement (the “Consulting Agreement”) with W-Net, Inc. (“W-Net”). Pursuant to the terms of the Consulting Agreement, W-Net will provide advisory services in the areas of business development and finance. W-Net will provide its services through its President, David Weiner. The Consulting Agreement provides for a consulting fee payable to W-Net equal to $5,000 per month, plus any reimbursable expenses incurred in the course of providing the consulting services. The term of the Consulting Agreement is month to month, and it may be terminated at any time for any reason by either party upon five (5) days’ notice. W-Net also executed a nondisclosure agreement containing customary terms and conditions with the Registrant.

In connection with the Consulting Agreement, W-Net Fund I LP, a Delaware limited partnership and affiliate of Mr. Weiner and W-Net (“W-Net Fund”), executed a “lock-up” letter agreement (the “Lock-Up Agreement”) pursuant to which it agreed that, during the term of the Consulting Agreement and thereafter until the earlier of (i) ninety (90) days following the expiration or termination of the Consulting Agreement, or (ii) the filing by the Registrant of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q with the Securities and Exchange Commission following the expiration or termination of the Consulting Agreement, it would not transfer, sell or otherwise dispose of (or undertake certain other transactions in) any shares of the Company’s common stock held thereby or with respect to which it maintains beneficial ownership.

The foregoing descriptions of the Consulting Agreement, the Lock-Up Agreement and the Nondisclosure Agreement are qualified in their entirety by reference to each such agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report and incorporated herein by reference.

Beneficial Ownership of W-Net Companies

As of December 12, 2014, (i) W-Net Fund held 1,210,000 shares of the Registrant’s Series A Convertible Preferred Stock (the “Series A Preferred”), and 1,225,401 shares of the Registrant’s common stock, and (ii) David Weiner held 100 shares of the Registrant’s common stock. Mr. Weiner is the President of W-Net and the Manager of W-Net Fund GP I, LLC, the general partner of W-Net Fund (the “GP”). In his capacity as the Manager of the GP, Mr. Weiner may be deemed to beneficially own the shares held by W-Net Fund. Mr. Weiner shares (with W-Net Fund) the power to vote and direct the disposition of the shares held by W-Net Fund.

The terms of the Series A Preferred provide for, among other matters, a beneficial ownership limitation (the “Beneficial Ownership Limitation”) such that the holder thereof may not convert any shares of Series A Preferred if the conversion thereof would cause the holder and its affiliates to beneficially own, together with all other shares of the capital stock of the Registrant beneficially owned by the holder and its affiliates, more than 4.99% of the issued and outstanding shares of the common stock of the Registrant immediately following the conversion. The voting rights of the Series A Preferred may only be exercised and voted to the extent that the shares of the Series A Preferred are convertible on their terms. The Beneficial Ownership Limitation may be waived by the holder thereof only upon sixty-five (65) days prior written notice to the Registrant.

As a result of the Beneficial Ownership Limitation, W-Net Fund and/or Mr. Weiner (in his capacity as the Manager of the GP), may be deemed to beneficially own 4.99% of the issued and outstanding shares of the common stock of the Registrant.

If W-Net Fund were to waive the Beneficial Ownership Limitation, then upon sixty-five (65) days prior written notice to the Registrant, W-Net Fund and/or Mr. Weiner (in his capacity as the Manager of the GP), could be deemed to beneficially own 61,725,501 shares of the common stock of the Registrant, which would represent, based on 81,997,290 shares of common stock issued and outstanding as of November 24, 2014, 42.95% of the issued and outstanding common stock of the Registrant (taking into account the shares that could be deemed to be beneficially held by W-Net Fund and/or Mr. Weiner (in his capacity as the Manager of the GP)). Any such waiver would cause W-Net Fund and/or Mr. Weiner (in his capacity as the Manager of the GP) to be deemed an “affiliate” of the Registrant within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

10.1	Consulting, Confidentiality and Proprietary Rights Agreement, dated December 10, 2014, by and between W-Net, Inc. and DigiPath Inc.

10.2	Lock-Up Agreement dated December 10, 2014, by and between W-Net Fund I LP and DigiPath, Inc.

10.3	Nondisclosure Agreement, dated December 9, 2014, by and between W-Net, Inc. and DigiPath, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DigiPath, Inc.

Date: December 18, 2014

By:	/s/ David J. Williams
David J. Williams
Chief Financial Officer